Exhibit 10.44

Form of HCA Healthcare, Inc.

Performance Share Unit Agreement

This PERFORMANCE SHARE UNIT AGREEMENT (this “Agreement”) is made and entered into as of the ____ day of _________, 20__ (the “Grant Date”), between HCA Healthcare, Inc., a Delaware corporation (together with its Subsidiaries, Successors and other applicable Service Recipients, as applicable, the “Company”), and [Participant Name], (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the 2020 Stock Incentive Plan for Key Employees of HCA Healthcare, Inc. and its Affiliates, as may be amended and restated from time to time (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of Performance-Based Awards, including Other Stock-Based Awards that provide the right to receive Shares upon the attainment of performance objectives (a “Performance Share Unit”); and

WHEREAS, the Committee has determined that Grantee is entitled to a Grant of Performance Share Units under the Plan on the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

PERFORMANCE SHARE UNIT GRANT

Grantee: [Participant Name]

[Participant Address]

Target Number of Performance Share Units

Granted Hereunder (“Target Award”): [Award]

Grant Date: [Grant Date]

1.
Grant of Performance Share Unit Award.
1.1.
The Company hereby grants to the Grantee the award (“Award”) of Performance Share Units (“PSUs”) set forth above on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. A bookkeeping account will be maintained by the Company to keep track of the PSUs and any Dividend Equivalent Units that may accrue as provided in Section 3.
1.2.
The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the PSUs shall vest in accordance with Section 2 hereof. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee other than by will or the laws of descent and distribution. Any sale, assignment, transfer, pledge, hypothecation, loan or other disposition other than in accordance with this Section 1.2 shall be null and void.
2.
Vesting and Payment.
2.1.
General. Except as provided in Section 2.2, Section 2.3or Section 2.4, the Award shall vest as of the end of the period over which performance is measured as set forth on Exhibit A (such period, the “Performance Period”, and the last day of such period, the “Normal Vesting Date”), but only if and to the extent (a) the Company has achieved the performance targets over the Performance Period as determined by the Committee, and (b) the Grantee has remained in service with the Company continuously until the Normal Vesting Date. The number of PSUs that vest may be greater than or less than the Target Award, as more specifically set forth on Exhibit A.
2.2.
Death; Disability; Retirement; Involuntary Termination Without Cause.
(a)
Notwithstanding Section 2.1, in the event of the Grantee’s death prior to the Normal Vesting Date, the Grantee shall be deemed vested in a number of PSUs equal to the Target Award, multiplied by a fraction, the numerator of which is the number of days during the Performance Period during which Grantee was employed by the Company, and the denominator of which is the total number of days in the Performance Period (such fraction, the “Proration Factor”) immediately prior to the Grantee’s death; provided, that this Section 2.2(a) shall not apply if the Grantee’s death occurs prior to the first anniversary of the Grant Date.
(b)
Notwithstanding Section 2.1, in the event the Grantee’s employment with the Company terminates prior to the Normal Vesting Date on account of the Grantee’s Permanent Disability, the Grantee shall remain eligible to vest on the Normal Vesting Date in a number of PSUs equal to the product of (i) the number of PSUs that would otherwise vest if the Grantee remained employed with the Company until the Normal Vesting Date based on the attainment of the performance targets determined by the Committee in accordance with Exhibit A hereto, multiplied by (ii) the Proration Factor; provided, that this Section 2.2(b) shall not apply if Grantee’s employment terminates prior to the first anniversary of the Grant Date. Any PSUs to which this Section 2.2(b) becomes applicable shall settle at the time set forth in Section 2.5, or if earlier, upon the determination of the number of PSUs that shall be eligible to vest in connection with a Change in Control as described in Section 2.4.
(c)
Notwithstanding Section 2.1, in the event Grantee’s employment terminates on account of Retirement or as a result of an involuntary termination without Cause by the Company, Grantee shall remain eligible to vest on the Normal Vesting Date in a number of PSUs equal to the product of (i) the number of PSUs that would otherwise vest if the Grantee remained employed with the Company until the Normal Vesting Date based on the attainment of the performance targets determined by the Committee in accordance with Exhibit Ahereto, multiplied by (ii) the Proration Factor; provided, that this Section 2.2(c) shall not apply if Grantee’s employment terminates prior to the first anniversary of the Grant Date. Any PSUs to which this Section 2.2(c) becomes applicable shall settle at the time set forth in Section 2.5, or if earlier, upon the determination of the number of PSUs that shall be eligible to vest in connection with a Change in Control as described in Section 2.4.
(d)
In the event Grantee’s employment has terminated as described in Section 2.2(b) or Section 2.2(c), and Grantee subsequently dies more than six months prior to the Normal Vesting Date, the provisions of Section 2.2(b) or Section 2.2(c) shall be applied as if the performance targets had been achieved at the 100% Target Award level, and the applicable number of PSUs (after applying the applicable proration) shall immediately thereupon vest and be settled.
2.3.
Termination of Employment. Except as provided in Section 2.2, Section 2.4 or as otherwise provided by the Committee, if the Grantee’s service with the Company terminates for any reason prior to the Normal Vesting Date, the Grantee shall forfeit all rights with respect to all PSUs subject to this Award that are not vested on such date of termination.
2.4.
Change in Control. Upon the occurrence of a Change in Control,
(a)
Subject to Section 2.4(c), in the event the Successor assumes the Award granted hereby, (1) any in process Performance Periods shall end upon the date immediately preceding the Change in Control, (2) the number of PSUs that shall be eligible to vest shall be the Target Award, (3) such Target Award shall vest on the Normal Vesting Date, provided that the Grantee remains employed with the Successor through the Normal Vesting Date and (4) notwithstanding Section 2.3 and the previous clause, in the event the Grantee’s employment with the Successor is terminated without Cause by the Successor, or terminates for Good Reason by the Grantee or on account of Grantee’s death or Permanent Disability prior to the Normal Vesting Date, the Target Award shall vest on the date of such termination of employment and the applicable Shares shall be released to the Grantee (or Grantee’s estate or other legal representative) on such date.
(b)
In the event the Successor does not assume the Award granted hereby, a number of PSUs equal to the Target Award shall vest as of the effective date of the Change in Control and the appropriate number of Shares shall be released in accordance with Section 2.5 subject to Section 9(b) of the Plan.

(c)
In the event Grantee is Retirement eligible at the time of a Change in Control and the Successor assumes the Award granted hereby, a number of PSUs equal to the Target Award, multiplied by the Proration Factor applied as if the Grantee’s employment terminated on account of Retirement on the effective date of the Change in Control, shall vest as of the effective date of the Change in Control and the appropriate number of Shares shall be released in accordance with Section 2.5. In addition, a number of PSUs equal to the difference between the Target Award and the number of PSUs settled on the effective date of the Change in Control shall remain unvested but shall become eligible to vest under terms and conditions similar to those set forth in Section 2.4(a)(3) and Section 2.4(a)(4).
2.5.
Settlement. The Grantee shall be entitled to settlement of the PSUs covered by this Agreement at the time that such PSUs vest pursuant to Section 2.1, Section 2.2 or Section 2.4, as applicable, or if applicable, the date on which the Committee provides the determination set forth in Section 2.1(a) (any such date, the “Settlement Date”). Such settlement shall be made as promptly as practicable thereafter (but in no event after the earlier of the thirtieth day following the Settlement Date or the date that is two months and fifteen days following the Normal Vesting Date), through the issuance to the Grantee (or to the executors or administrators of Grantee’s estate in the event of the Grantee’s death) of a stock certificate (or evidence such Shares have been registered in the name of the Grantee with the relevant stock agent) for a number of Shares equal to the number of such vested PSUs and any Dividend Equivalent Units that may have accrued pursuant to Section 3 hereof; provided, that any cash-based Dividend Equivalent Rights granted pursuant to Section 3 hereof and any fractional Dividend Equivalent Units shall be paid in cash when (and only if) the PSUs to which they relate settle to the Grantee.
2.6.
Withholding Obligations. Except as otherwise provided by the Committee, upon the settlement of any PSUs subject to this Award, the Company shall reduce the number of Shares (and the amount of cash, in the case of cash-based Dividend Equivalent Rights) that would otherwise be issued to the Grantee upon settlement of the Award by a number of Shares (and cash, if applicable) having an aggregate Fair Market Value on the date of such issuance equal to the amount necessary to satisfy the applicable withholding tax obligation of the Company with respect to which the Award is being settled; provided, that in the event Shares are not otherwise deliverable to the Grantee at the time a Company withholding obligation arises, the Company may satisfy such obligation from wages or other amounts payable to the Grantee as may be allowed by law, or by requiring the Grantee to remit such withholding taxes to the Company in cash or by check.
3.
Dividend Rights.

The Grantee shall receive Dividend Equivalent Rights in respect of the PSUs covered by this Award at the time of any payment of dividends to stockholders on Shares. At the Company’s option, the PSUs will be credited with either (a) additional Performance Share Units (the “Dividend Equivalent Units”)

(including fractional units) for cash dividends paid on shares of the Company’s Common Stock by (i) multiplying the cash dividend paid per Share by the number of PSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid, and (ii) dividing the product determined above by the Fair Market Value of a Share, in each case, on the dividend record date, or (b) a cash amount equal to the amount that would be payable to the Grantee as a stockholder in respect of a number of Shares equal to the number of PSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid as of the dividend record date; provided, that cash-based Dividend Equivalent Rights shall be credited unless the Committee affirmatively elects to credit Dividend Equivalent Units. The PSUs will be credited with Dividend Equivalent Units for stock dividends paid on shares of the Company’s Common Stock by multiplying the stock dividend paid per Share by the number of PSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid on the dividend record date. Each Dividend Equivalent Unit shall have a value equal to one Share. Each Dividend Equivalent Unit or cash Dividend Equivalent Right will vest and be settled or payable at the same time as the PSU to which the Dividend Equivalent Right relates. For the avoidance of doubt, no Dividend Equivalent Rights shall accrue under this Section 3 in the event that any Dividend Equivalent Rights or other applicable adjustments pursuant to Section 5 hereof provide similar benefits.

4.
No Right to Continued Service.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right to continue service as an officer or employee of the Company or any Service Recipient.

5.
Adjustments.

The provisions of Section 8 and Section 9 of the Plan are hereby incorporated by reference, and the PSUs (and any Dividend Equivalent Units) are subject to such provisions. Any determination made by the Committee or the Board pursuant to such provisions shall be made in accordance with the provisions of the Plan and shall be final and binding for all purposes of the Plan and this Agreement.

6.
Applicability of the Plan; Compensation Recoupment Policy.
6.1.
Plan Governs. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.
6.2.
Compensation Recoupment Policy. The Grantee hereby acknowledges that (i) the HCA Healthcare, Inc. Compensation Recoupment Policy dated as of November 27, 2023 and as amended from time to time (the “Policy”) constitutes a “clawback” or recoupment policy adopted by the Committee that is described in Section 6(j) of the Plan, (ii) this Award is subject to the terms and conditions of the Policy and any other item described in Section 6(j) of the Plan, and (iii) all compensation received by the Grantee pursuant to this Award, including any proceeds, gains or other economic benefit actually or constructively received upon receipt or exercise of this Award or upon the receipt or resale of any Shares received upon exercise of this Award, shall be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with the Policy or any other item described in Section 6(j) of the Plan, whether or not this Award constitutes Incentive-Based Compensation (as defined in the Policy).
6.3.
Committee Discretion Binding. The Committee shall have the power to interpret the Plan, the Policy and this Agreement and to adopt such rules for the administration, interpretation and application thereof as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee with respect to the Plan, the Policy and this Agreement shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Policy or this Agreement.
7.
Modification of Agreement.

Subject to the restrictions contained in Sections 6 and 10 of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award in more than a de minimis way shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

8.
Section 409A.

Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the PSUs (including any Dividend Equivalent Rights related thereto) to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, settlement of the PSUs or any Dividend Equivalent Rights may not so qualify, and in that case, the Committee shall administer the grant and settlement of such PSUs and any Dividend Equivalent Rights in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of the Grantee’s termination of employment with the Company and all Service Recipients, the Grantee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Grantee) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Grantee’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. For purposes of this Agreement, a “termination of employment” shall have the same meaning as “separation from service” under Section 409A of the Code and Grantee shall be deemed to have remained employed so long as Grantee has not “separated from service” with the Company or Successor. Each payment of PSUs (and related Dividend Equivalent Units) constitutes a “separate payment” for purposes of Section 409A of the Code.

9.
Severability.

If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

10.
Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of law principles thereof, except to the extent that such laws are preempted by Federal law.

11.
Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

12.
Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee and shall be final, binding and conclusive on the Grantee and the Company for all purposes. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be resolved in accordance with the foregoing, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Nashville, Tennessee metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator. If the Grantee substantially prevails on any of his or her substantive legal claims, then the Company shall reimburse all legal fees and arbitration fees incurred by the Grantee to arbitrate the dispute.

13.
Notices.

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or its designee, and any notice to be given to the Grantee shall be addressed to him at the address (including an electronic address) then reflected in the Company’s books and records. By a notice given pursuant to this Section 13, either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Grantee, shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 13. Any notice shall have been deemed duly given when (i) delivered in person, (ii) delivered in an electronic form approved by the Company, (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iv) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

IN WITNESS WHEREOF, the parties have caused this Performance Share Unit Agreement to be duly executed effective as of the day and year first above written.

HCA Healthcare, Inc.

By:____________________________

Grantee:

(electronically accepted)

HCA Healthcare, Inc.

2025 Performance Share Unit Award

Performance Targets

1.
Target Award. The target number of PSUs for the Grantee is as set forth on the first page of the Award Agreement. For the avoidance of doubt, all percentages associated with the Award shall be of the Target Award.

2.
Performance Period. The Performance Period for this Award shall begin on January 1, 2025 and end on December 31, 2027.

3.
Performance Goal. The performance goal for this Award is Cumulative EPS over the Performance Period. For purposes of this Exhibit A, Cumulative EPS means the sum of the Company’s “diluted earnings per share” of each of the three fiscal years of the Company within the Performance Period as reported in the Company’s audited financial statements for each such year, adjusted to exclude the effects of: (a) gains or losses on sales of facilities, (b) gains or losses on extinguishment of debt, (c) asset or investment impairment charges, (d) legal claim costs (disclosed as separate line item in consolidated income statement), (e) expenses, or adjustments to expenses, for share-based compensation recognized under ASC Topic 718 related to the Performance Share Units that results from EPS performance above or below the Target EPS during the Performance Period, (f) gains or losses on acquisition or disposition of controlling interest in equity investment or consolidated entity, and (g) any other gains, expenses or losses resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable fiscal year, as determined in good faith by the Board or the Committee.

4.
Percentage of PSUs Earned. Following the end of the Performance Period, the Committee shall have sole and complete discretion to determine the extent to which PSUs have become earned and shall vest according to the following schedule:

Cumulative EPS	Percentage of Target Award Earned
Greater than or equal to 110% of Target EPS	200%
100% of Target EPS	100%
85% of Target EPS	25%
Less than 85% of Target EPS	0%

Thus, up to 200% of the Target Award may be earned if maximum performance is achieved for the Performance Period. Vesting related to performance between the percentages of Target EPS listed above will be determined by straight line interpolation. Any PSUs subject to this Award not earned and vested as provided above on the applicable determination date shall be forfeited.